Exhibit 99.1

CONTACT: Liz Merritt, Rural/Metro Corporation
         (480) 606-3337
         FD Morgen-Walke, Investor Relations
         Jim Byers (investors), (415) 439-4504
         Christopher Katis (media), (415) 439-4515

                RURAL/METRO POSTPONES THIRD-QUARTER ANNOUNCEMENT

     SCOTTSDALE, ARIZ. (May 20, 2003) - Rural/Metro Corporation (Nasdaq: RURL), a leading national provider of ambulance and fire protection services, announced today that it has postponed its fiscal 2003 third-quarter announcement scheduled for Wednesday, May 21, 2003.

     The company previously announced the need to increase its allowance for Medicare, Medicaid and contractual discounts and doubtful accounts in the range of $35 to $45 million and has now determined that the charge will require a restatement of its financial statements of prior years. The company is working to determine the final amount of the charge as well as the fiscal years to which the charge relates.

     Jack Brucker, President and Chief Executive Officer, said, "While our analysis has taken longer than expected to complete, we are pleased that the anticipated adjustment will have no impact on our current cash balances or cash flows from operating activities. This process in no way diminishes the fundamental strength of the company or the progress we have made in recent years to enhance the quality of our revenue and strengthen our billing and collections process."

     After the company completes its determination, it will release the results of the restatement and results for the third fiscal quarter ended March 31, 2003. The company will file its Form 10-Q for the third quarter promptly thereafter.

     The delay in filing the10-Q has caused the company to be out of compliance with regulatory filing obligations under its amended credit facility and its bond indenture. The company anticipates this situation will be remedied upon filing the 10-Q or that an appropriate waiver or other resolution can be negotiated. As previously announced, a charge in the range of $35 to $45 million will cause the company to be out of compliance with three financial covenants under its amended credit facility and the company is working with its lenders on a variety of alternatives to structure an amended credit agreement.

     Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 26 states and more than 400 communities throughout the United States.

     EXCEPT FOR HISTORICAL INFORMATION HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THE FINAL DETERMINATION OF THE RESTATEMENT ADJUSTMENTS RELATING TO THE ALLOWANCE FOR MEDICARE, MEDICAID AND CONTRACTUAL DISCOUNTS AND DOUBTFUL ACCOUNTS; THE COMPANY'S ABILITY TO COLLECT ITS ACCOUNTS RECEIVABLE; COMPETITORS' ACTIONS; LITIGATION MATTERS; AND THE COMPANY'S ABILITY TO SUSTAIN OPERATING CASH FLOW, SECURE NEW CONTRACTS, RETAIN EXISTING CONTRACTS, IMPROVE EARNINGS AND OPERATING MARGINS, FURTHER ENHANCE THE EFFICIENCY OF THE COLLECTION PROCESS, EFFECTIVELY MANAGE COLLATERAL REQUIREMENTS AND COSTS RELATED TO ITS INSURANCE COVERAGE, AND THE COMPANY'S ABILITY TO CURE OR OBTAIN A WAIVER OF COVENANT NON-COMPLIANCE OR AN AMENDMENT TO ITS CREDIT FACILITY OR INDENTURE. ADDITIONAL FACTORS THAT COULD AFFECT THE COMPANY ARE DESCRIBED IN ITS FORM 10-K AS AMENDED FOR THE YEAR ENDED JUNE 30, 2002 UNDER THE CAPTION "RISK FACTORS" IN THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTION, AND OTHER FACTORS AS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.